Filed Pursuant to Rule 424(b)(2)
Registration No. 333-269514

Pricing Supplement No. 15 dated April 15, 2025

(to Prospectus Supplement dated February 17, 2023

and Prospectus dated February 17, 2023)

WELLS FARGO & COMPANY

Medium-Term Notes, Series W

Senior Redeemable Fixed-to-Floating Rate Notes

You should read the more detailed description of the notes provided under “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus, as supplemented by this pricing supplement. The notes are unsecured obligations of Wells Fargo & Company (the “Company”), and all payments on the notes are subject to the credit risk of the Company. If the Company defaults on its obligations, you could lose some or all of your investment. The notes are not savings accounts, deposits or other obligations of any bank or nonbank subsidiary of the Company and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency. Certain defined terms used but not defined herein have the meanings set forth in the accompanying prospectus supplement and prospectus.

Aggregate Principal Amount Offered:	$2,250,000,000

Trade Date:	April 15, 2025

Original Issue Date:	April 23, 2025 (T+5)

Stated Maturity Date:

April 23, 2031; on the stated maturity date, the holders of the notes will be entitled to receive a cash payment in U.S. dollars equal to 100% of the principal amount of the notes plus any accrued and unpaid interest.

Optional Redemption:

At our option, we may redeem the notes (i) in whole, but not in part, on April 23, 2030 (the “First Par Call Date”) or (ii) in whole at any time or in part from time to time, on or after March 21, 2031, in each case at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of such redemption.

At our option, we may also redeem the notes, in whole at any time or in part from time to time, on any day included in the Make-Whole Redemption Period (as defined below), at a redemption price calculated as described under “Description of Debt Securities—Redemption and Repayment—Optional Make-Whole Redemption of Debt Securities.”

As used in connection with the notes:

The “Make-Whole Redemption Period” is the period commencing on, and including, April 30, 2026 and ending on, and including, April 22, 2030.

The “Make-Whole Spread” is 0.20%.

Any redemption may be subject to prior regulatory approval and will be effected pursuant to the procedures described under “Description of Debt Securities—Redemption and Repayment—Optional Redemption By Us” and “—Redemption and Repayment—Optional Make-Whole Redemption of Debt Securities”, as applicable, in the accompanying prospectus.

Price to Public (Issue Price):	100.00%, plus accrued interest, if any, from April 23, 2025

Agent Discount (Gross Spread):	0.35%

All-in Price (Net of Agent Discount):	99.65%, plus accrued interest, if any, from April 23, 2025

Net Proceeds:	$2,242,125,000

Interest Rate:

The notes will bear interest at a fixed rate from April 23, 2025 to, but excluding, April 23, 2030 (the “Fixed Rate Period”) and, if not previously redeemed, at a floating rate from, and including, April 23, 2030 to, but excluding, maturity (the “Floating Rate Period”).

Fixed Rate Terms

Fixed Rate Period:	See “Description of Debt Securities—Interest and Principal Payments” and “—Fixed Rate Debt Securities” in the accompanying prospectus for additional information.

Interest Rate:	5.150%

Interest Payment Dates:	Each April 23 and October 23, commencing October 23, 2025 and ending April 23, 2030

Benchmark:	UST 4.000% due March 31, 2030

Benchmark Yield:	3.970%

Spread to Benchmark:	+118 basis points

Re-Offer Yield:	5.150%

Floating Rate Terms

Floating Rate Period:

See “Description of Debt Securities—Interest and Principal Payments,” “—Floating Rate Debt Securities” and “—Floating Rate Debt Securities—Base Rates—Compounded SOFR Notes” in the accompanying prospectus for additional information.

Base Rate:	Compounded SOFR

Spread:	+150 basis points

Minimum Interest Rate for an Interest Period:	0% per annum

Interest Payment Dates:	Each January 23, April 23, July 23 and October 23, commencing July 23, 2030, and at maturity.

Calculation Agent:

The Calculation Agent for the notes has not been appointed, but we will appoint a Calculation Agent prior to the commencement of the Floating Rate Period. An affiliate of ours may be appointed the Calculation Agent. Neither the Security Registrar nor the Paying Agent identified below shall be named as “our designee” or as Calculation Agent.

Listing:	None

		Principal Amount

Agent (Sole Bookrunner):	Wells Fargo Securities, LLC	$1,847,250,000

Agents (Joint Lead Managers):	Academy Securities, Inc.	16,875,000
	Cabrera Capital Markets LLC	16,875,000
	Loop Capital Markets LLC	16,875,000
	Multi-Bank Securities, Inc.	16,875,000
	Samuel A. Ramirez & Company, Inc.	16,875,000

Agents (Senior Co-Managers):	AmeriVet Securities, Inc.	11,250,000
	Great Pacific Securities	11,250,000
	Mischler Financial Group, Inc.	11,250,000
	R. Seelaus & Co., LLC	11,250,000
	Siebert Williams Shank & Co., LLC	11,250,000
	ANZ Securities, Inc.	9,000,000
	BBVA Securities Inc.	9,000,000
	BMO Capital Markets Corp.	9,000,000
	CaixaBank, S.A.	9,000,000
	Capital One Securities, Inc.	9,000,000
	CIBC World Markets Corp.	9,000,000
	Citizens JMP Securities, LLC	9,000,000
	Credit Agricole Securities (USA) Inc.	9,000,000
	DBS Bank Ltd.	9,000,000
	Desjardins Securities Inc.	9,000,000
	Goodbody Stockbrokers UC	9,000,000
	ING Financial Markets LLC	9,000,000
	Intesa Sanpaolo IMI Securities Corp.	9,000,000
	Lloyds Securities Inc.	9,000,000
	MUFG Securities Americas Inc.	9,000,000
	nabSecurities, LLC	9,000,000
	National Bank of Canada Financial Inc.	9,000,000
	Natixis Securities Americas LLC	9,000,000
	NatWest Markets Securities Inc.	9,000,000
	Rabo Securities USA, Inc.	9,000,000
	RBC Capital Markets, LLC	9,000,000
	Santander US Capital Markets LLC	9,000,000
	Scotia Capital (USA) Inc.	9,000,000
	SG Americas Securities, LLC	9,000,000
	Standard Chartered Bank	9,000,000
	TD Securities (USA) LLC	9,000,000

Agents (Junior Co-Managers):	Bancroft Capital, LLC	5,625,000
	C.L. King & Associates, Inc.	5,625,000
	Independence Point Securities LLC	5,625,000
	Stern Brothers & Co.	5,625,000
	Tigress Financial Partners LLC	5,625,000

	Total:	$2,250,000,000

Supplemental Plan of Distribution:

On April 15, 2025, we agreed to sell to the Agents, and the Agents agreed to purchase, the notes at a purchase price of 99.565%, plus accrued interest, if any, from April 23, 2025. The purchase price equals the issue price of 100.00% less a discount of 0.35% of the principal amount of the notes.

To the extent any Agent that is not a U.S. registered broker-dealer intends to effect any offers or sales of any notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.

United States Federal Income Tax Considerations:

In the opinion of Faegre Drinker Biddle & Reath LLP, the notes should be considered variable rate debt securities that provide for stated interest at a fixed rate in addition to a qualified floating rate. See “United States Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Debt Securities—Variable Rate Debt Securities” in the accompanying prospectus. Notwithstanding that we expect that the notes will be issued at par, under rules governing notes with a fixed rate in addition to a qualified floating rate, it is possible that the notes could be issued with OID. Whether the notes are issued with OID will be determined at the time of issue. Information regarding the determination of the amount of OID, if any, on the notes may be obtained by submitting a written request to Wells Fargo Bank, National Association, Treasury Funding Desk, N9310-060, 550 South Fourth Street, Minneapolis, MN 55415-1529.

Additional tax considerations are discussed under “United States Federal Income Tax Considerations” in the accompanying prospectus.

Security Registrar and Paying Agent:

Computershare Trust Company, N.A., acting through its office at CTSO Mail Operations, 1505 Energy Park Drive, St. Paul, MN 55108, Attn: CCT Administrator for Wells Fargo (or at such other place or places as may be designated from time to time).

CUSIP:	95000U3W1

Risk Factors

See “Risk Factors” in the accompanying prospectus for risk factors regarding the notes, including, in particular, the risk factors appearing under the heading “Risks Relating To SOFR, Compounded SOFR And A Benchmark Replacement.”

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